FOR IMMEDIATE RELEASE                            August 7, 1997




         FISHER SCIENTIFIC REACHES AGREEMENT WITH THOMAS H. LEE COMPANY PROVIDING FOR $1.4 BILLION RECAPITALIZATION OF THE COMPANY

              -- STOCKHOLDERS TO RECEIVE $51.00 PER SHARE IN CASH FOR 97% OF FULLY DILUTED SHARES

              -- EXISTING STOCKHOLDERS TO RETAIN APPROXIMATELY 10.3% COMMON STOCK OWNERSHIP IN THE RECAPITALIZED COMPANY

         FISHER REPORTS 14% INCREASE IN NET INCOME FOR SECOND QUARTER


         Hampton, NH and Boston, MA -- Fisher Scientific International

         Inc. (NYSE:FSH) ("Fisher" or the "Company") and Thomas H. Lee

         Company ("THL Co.") announced today that they have reached a definitive agreement regarding an approximately $1.4 billion recapitalization of Fisher, pursuant to which FSI Merger Corp.

         ("FSI"), an entity formed by THL Co., will be merged with and into the Company.  Other investors in FSI include DLJ Merchant

         Banking Partners and Chase Capital Partners.



         Under the terms of the agreement, approximately 97% of the fully diluted shares of Fisher common stock will be converted into the right to receive $51.00 per share in cash (ap-

         proximately $1.06 billion in the aggregate).  Pursuant to an election process, the remaining shares will be retained by ex-

         isting stockholders and will represent approximately 10.3% com-

         mon stock ownership in the recapitalized company.  Consummation of the merger is subject, among other things, to Company

         stockholder approval at a special stockholder meeting to be held in late November or early December 1997, receipt of the







         necessary financing and customary conditions including the absence of a material adverse change to the Company.  The fi-

         nancing necessary for the transaction has been fully committed by The Chase Manhattan Bank and Merrill Lynch & Co.



         "We are delighted and look forward to having Thomas H. Lee

         Company as a new investor in Fisher.  Our Board conducted an extensive process for the purpose of developing a favorable fi-

         nancial alternative for the Fisher stockholders.  This trans-

         action allows stockholders to receive cash for most of their shares at a very attractive price," said Paul M. Montrone, the president and chief executive officer of Fisher.  "We believe that the agreement we are announcing today demonstrates Thomas

         H. Lee Company's confidence in the future of Fisher."



         "We are excited to have the opportunity to invest in the world-

         wide leader in the distribution of scientific products and ser-

         vices," said Anthony J. DiNovi and Scott M. Sperling, Managing

         Directors of Thomas H. Lee Company.  "This is a company with outstanding management, a superb record of growth and is well positioned to expand its global leadership in serving the needs of tens of thousands of customers in over 140 countries."



         The Fisher Board has unanimously approved the adoption of the agreement.  Lazard Freres & Co. LLC and Salomon Brothers Inc









         have each provided fairness opinions to the Company's Board in connection with the transaction.  Wachtell, Lipton, Rosen &

         Katz is acting as the Company's counsel.  Chase Securities Inc.

         and Merrill Lynch & Co. acted as financial advisors and Skad-

         den, Arps, Slate, Meagher & Flom LLP acted as legal advisor to

         Thomas H. Lee Company.



         Fisher also announced today the results for the three and six months ended June 30, 1997.  Net income for the period

         increased 14% to $9.6 million, or 46 cents per fully diluted share, from $8.4 million, or 46 cents per fully diluted share,

         for the second quarter of last year.  Excluding $3.8 million

         ($6.4 million pretax) of nonrecurring charges, net income would have been $13.4 million, or 64 cents per fully diluted share.

         Excluding $3.2 million ($5.3 million pretax) of similar costs,

         net income would have been $11.6 million or 62 cents per fully diluted share in the second quarter of 1996.



         Sales in the second quarter reached a new high of $542.6 mil-

         lion compared with sales of $532.2 million in the second quar-

         ter of 1996.  Continued growth in Fisher's research, safety,

         international and manufacturing businesses during the period was partially offset by lower sales to the U.S. clinical labo-

         ratory market and the adverse impact of the strong U.S. dollar on international sales.









         For the first six months of 1997, net income increased 60% to

         $20.6 million, or 99 cents per fully diluted share, from $12.9 million, or 74 cents per fully diluted share, for the first half of last year.  Excluding $5.0 million ($8.3 million pre-

         tax) of nonrecurring costs, net income would have been $25.6 million or $1.22 per fully diluted share, for the first six months of this year.  Excluding $6.5 million ($10.8 million pretax) of nonrecurring costs, net income would have been $19.4 million or $1.05 per fully diluted share, for the first half of

         1996.  Sales were $1.07 billion for the first half of 1997 com-

         pared with $1.05 billion for the corresponding period last year.



         Similar to other national distributors, Fisher utilizes the services of United Parcel Services for a significant portion of its domestic shipments.  Although the Company has implemented a logistics plan to minimize the impact of the current strike, a prolonged work stoppage at UPS could have an adverse impact on future results of the Company.



         Fisher Scientific is the world leader in serving science, pro-

         viding more than 245,000 products and services to research,

         healthcare, industrial, educational and government customers in

         145 countries.











         Thomas H. Lee Company is a Boston-based private equity firm focused on identifying and acquiring substantial ownership po-

         sitions in growth companies.  Founded in 1974, THL Co. cur-

         rently manages approximately $3 billion of committed capital.

         Recent transactions include Experian (formerly TRW) Information

         Systems, Homeside Lending, Rayovac, Safelite Glass and

         Syratech.













































                                               FISHER SCIENTIFIC INTERNATIONAL INC.
                                                       FINANCIAL HIGHLIGHTS
                                             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                                           (UNAUDITED)


                                                      THREE MONTHS ENDED    SIX MONTHS ENDED
                                                           JUNE 30,             JUNE 30,

                                                       ------------------   -----------------
                                                        1997       1996       1997       1996
                                                       ------     ------     ------    ------
         Sales                                       $  542.6   $  532.2  $ 1,069.3  $ 1,048.2

         Cost of sales                                  394.1      389.3      774.5      769.7

         Selling, general and administrative expense    127.4      119.0      248.9      237.4
                                                       ------     ------     ------     ------
         Income from operations                          21.1       23.9       45.9       41.1

         Interest and other expense, net                  3.2        8.4        7.7       17.5
                                                       ------     ------     ------     ------
         Income before income taxes                      17.9       15.5       38.2       23.6

         Income tax expense                               8.3        7.1       17.6       10.7
                                                       ------     ------     ------     ------
         Net income                                  $    9.6   $    8.4  $    20.6  $    12.9
                                                     ========   ========  =========  =========
         Earnings per common share

           Primary                                  $    0.47  $    0.49   $   1.00 $    0.76
                                                    =========  =========   ======== =========
           Fully diluted (1)                        $    0.46  $    0.46   $   0.99 $    0.74
                                                    =========  =========   ======== =========
         Weighted average common shares outstanding

           Primary                                 $    20.7  $    17.1   $   20.7 $    16.9
                                                   =========  =========   ======== =========
           Fully diluted (1)                       $    20.9  $    20.5   $   20.9 $    20.4
                                                   =========  =========   ======== =========

           Note:  Amounts may not calculate due to rounding.




         <F1>
         (1) Fully diluted earnings per common share reflect the dilutive effect of stock options and assume the conversion of convertible subordinated notes and related earnings adjustments (prior to the actual June 1996 conversion).








                       FISHER SCIENTIFIC INTERNATIONAL INC.
                                  BALANCE SHEETS
                                  (IN MILLIONS)


                                                     JUNE 30,     DECEMBER 31,
                                                       1997          1996
                                                     --------     ------------
                                                    (UNAUDITED)

                                          ASSETS
         CURRENT ASSETS:
          Cash and cash equivalents                      $ 16.3    $ 24.7
          Receivables, net                                316.6     316.6
          Inventories                                     245.9     256.0
          Other current assets                             70.1      55.5
                                                        -------   -------
           Total current assets                           648.9     652.8

         Property, plant and equipment, net               212.8     209.5
         Goodwill                                         295.1     292.7
         Other assets                                     103.0     107.7
                                                        -------   -------
           Total assets                                $1,259.8  $1,262.7
                                                       ========  ========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

         CURRENT LIABILITIES:
          Short-term debt                                  19.6      14.6
          Accounts payable                                218.5     234.5
          Accrued and other current liabilities           126.0     143.9
                                                        -------   -------
           Total current liabilities                      364.1     393.0

         Long-term debt                                   295.5     281.5
         Other liabilities                                194.1     202.0
                                                        -------   -------
           Total liabilities                              853.7     876.5

           Total stockholders' equity                     406.1     386.2
                                                        -------   -------
           Total liabilities and stockholders' equity $ 1,259.8 $ 1,262.7
                                                      ========== ========



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